EXHIBIT 99.1

Vitran Reports 2010 Year-End and Fourth Quarter Operating Results

REMINDER:
Vitran management will conduct a conference call and webcast today: February 10, at 10:00 a.m. ET, to discuss the Company's 2010 fourth quarter results.
Conference call dial-in: 1-888-396-8049 or 416-764-8646 (International)
Live Webcast: www.vitran.com (select "Investor Relations")

TORONTO, Feb. 10, 2011 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced year-end and quarterly financial results for the twelve and three-month periods ended December 31, 2010 (all figures reported in $U.S.).

For the year ended December 31, 2010, Vitran posted consolidated revenue of $673 million a 13% increase compared to $595 million for the 2009 year. Vitran reported a net loss from continuing operations of $38.1 million and a $2.34 loss per diluted share for the year ended 2010. These results include a non-cash tax valuation allowance in continuing operations of $38.9 million included in deferred tax expense for the year. Excluding the impact of the tax valuation allowance, earnings from continuing operations were $0.05 per diluted share for 2010 compared to a loss from continuing operations of $0.32 per diluted share for 2009.

For the 2010 fourth quarter, Vitran reported consolidated revenue improvement of 10% to $172 million compared to $156 million in the 2009 fourth quarter. Including the aforementioned non-cash deferred tax valuation allowance, net loss from continuing operations for the quarter was $40.2 million and a $2.47 loss per diluted share. Excluding the impact of the tax valuation allowance, loss from continuing operations was $0.08 per diluted share for the 2010 fourth quarter compared to a loss from continuing operations of $0.15 per diluted share for the 2009 fourth quarter.

During the fourth quarter of 2010, the Company sold the majority of the assets of its Truckload segment. The proceeds and net working capital from the sale were approximately $5.0 million.

"The 2010 fourth quarter and year was a period of significant milestones. We divested ourselves of our non-core truckload operation, while retaining 20% of the newest trailing fleet to be redeployed in our core LTL operation. Our continuing operations returned Vitran to profitability for the year and our supply chain segment posted record revenue and income from operations. On a consolidated basis, we reduced our debt to a five year low, dropped our leverage ratio back to 2007 levels and earned another 50 basis point reduction in our interest rate spreads," stated President and Chief Executive Officer Rick Gaetz.

"Although the fourth quarter was not as good as we had planned financially, our LTL daily shipment count and daily tonnage in the quarter exceeded the 2009 fourth quarter. Pricing in our U.S. LTL business unit continued its positive trend improving from the third quarter of 2010. These positives were offset by higher than expected insurance-related expenses and purchased transportation costs."

"Lastly we continue to advance the previously announced Milan LTL acquisition and still anticipate closing the transaction on February 19, 2011. With this added density in our existing region and expanded territory in the southern states that this transaction brings, coupled with our pre-existing pricing and activity momentum, we believe Vitran is well positioned to take advantage of the improving economic environment in 2011," concluded Mr. Gaetz.

Segmented Results

The LTL (less-than-truckload) segment posted a loss from operations for the 2010 fourth quarter of $1.7 million, with an OR (operating ratio) of 101.1% compared to a loss from operations of $2.6 million and an OR of 101.9% in the comparable period a year ago. In the comparable fourth quarters, shipments and tonnage increased 4.8% and 1.4%, respectively, in the LTL segment. The Supply Chain Operation segment for the 2010 fourth quarter posted an increase in revenue of 23% to $26.5 million, an 11% improvement in income from operations to $2.1 million and a 91.9% OR.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload and supply chain services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavor" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

 (tables follow)

Vitran Corporation Inc.
Consolidated Balance Sheets
(in thousands of United States dollars, US GAAP)

	Dec 31, 2010	Dec 31, 2009
	(audited)	(audited)

Assets
Current assets:
Accounts receivable	$ 72,212	$ 65,393
Inventory, deposits and prepaid expenses	9,761	11,086
Income and other taxes receivable	--	683
Current assets of discontinued operations	1,683	4,651
Deferred income taxes	110	3,495
	83,766	85,308

Property and equipment	138,847	143,606
Intangible assets	8,268	10,766
Goodwill	14,453	14,113
Long-term assets of discontinued operations	--	5,072
Deferred income taxes	--	35,473
	$ 245,334	$ 294,338
Liabilities and Shareholders' Equity
Current liabilities:
Bank overdraft	$ 3,906	$ 105
Accounts payable and accrued liabilities	68,955	63,361
Income and other taxes payable	154	--
Current liabilities of discontinued operations	2,410	2,085
Current portion of long-term debt	19,545	17,125
	94,970	82,676

Long-term debt	49,838	72,956
Other	519	2,919
Deferred income taxes	1,160	--

Shareholders' equity:
Common shares	99,658	99,584
Additional paid-in capital	4,838	4,264
Retained earnings (deficit)	(10,901)	29,281
Accumulated other comprehensive income	5,252	2,658
	98,847	135,787
	$ 245,334	$ 294,338

(Consolidated Statements of Income follows)

Vitran Corporation Inc.
Consolidated Statements Of Income
(Unaudited)
(in thousands of United States dollars except per share amounts, US GAAP)

	Three months ended Dec 31,		Twelve months ended Dec 31,

	2010	2009	2010	2009
Revenue	$ 171,576	$ 156,171	$ 672,556	$ 595,321
Operating expenses	168,070	153,570	647,299	577,555
Depreciation and amortization expense	4,396	4,720	18,410	18,966
	172,466	158,290	665,709	596,521

Income (loss) from continuing operations before undernoted	(890)	(2,119)	6,847	(1,200)

Interest expense, net	1,512	2,204	7,327	9,496

Loss from continuing operations before income taxes	(2,402)	(4,323)	(480)	(10,696)

Income (recovery) taxes	37,806	(1,843)	37,569	(6,089)

Net loss from continuing operations	(40,208)	(2,480)	(38,049)	(4,607)
Discontinued operations, net of tax	(2,735)	143	(2,133)	635
Net loss	(42,943)	(2,337)	(40,182)	(3,972)

Basic and Diluted income (loss) per share
Net loss from continuing operations	$ (2.47)	$ (0.15)	$ (2.34)	$ (0.32)
Discontinued operations	$ (0.17)	$ 0.01	$ (0.13)	$ 0.04
Net loss	$ (2.63)	$ (0.14)	$ (2.47)	$ (0.28)

Weighted average number of shares:
Basic	16,299,643	16,266,441	16,277,522	14,293,747
Diluted	16,299,643	16,349,985	16,277,522	14,381,147

(Statements of Cash Flows follows)

Vitran Corporation Inc.
Consolidated Statements Of Cash Flows
(Unaudited)
(in thousands of United States dollars, US GAAP)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2010	2009	2010	2009
Cash provided by (used in):
Operations:
Net loss	$ (42,943)	$ (2,337)	$ (40,182)	$ (3,972)
Items not involving cash from operations:
Depreciation and amortization expense	4,396	4,720	18,410	18,966
Deferred income taxes	37,609	(2,687)	37,919	(6,972)
Share-based compensation expense	144	136	574	739
Loss (gain) on sale of property and equipment	(46)	154	(151)	(286)
Loss (income) from discontinued operations	2,735	(143)	2,133	(635)
Change in non-cash working capital components	6,198	7,409	(583)	(1,121)
Continuing operations	8,093	7,252	18,120	6,719
Discontinued operations	2,359	326	3,882	1,916
	10,452	7,578	22,002	8,635
Investments:
Purchase of property and equipment	(4,539)	(1,052)	(9,287)	(5,007)
Proceeds on sale of property and equipment	535	479	1,836	1,657
Additional payments due to acquisition of subsidiary	--	(1,000)	--	(1,000)
Proceeds on sale of selected Frontier assets	3,011	--	3,011	--
	(993)	(1,573)	(4,440)	(4,350)
Financing:
Revolving credit facility and bank overdraft	(7,639)	(653)	(1,559)	948
Proceeds from long-term debt	3,500	--	3,500	--
Repayment of long-term debt	(4,036)	(4,092)	(14,480)	(19,396)
Repayment of capital leases	(946)	(1,283)	(4,358)	(5,804)
Issue of Common Shares upon exercise of stock options	1	--	74	333
Issue of Common Shares in private placement, net	--	--	--	21,318
Financing costs	--	--	--	(414)
	(9,120)	(6,028)	(16,823)	(3,015)

Effect of translation adjustment on cash	(339)	23	(739)	(1,270)

Increase in cash and cash equivalents	--	--	--	--
Cash and cash equivalent position, beginning of period	--	--	--	--
Cash and cash equivalent position, end of period	$ --	$ --	$ --	$ --

Change in non-cash working capital components:
Accounts receivable	$ 8,912	$ 7,694	$ (6,819)	$ (3,294)
Inventory, deposits and prepaid expenses	1,329	354	1,325	711
Income and other taxes recoverable/payable	92	962	(683)	28
Accounts payable and accrued liabilities	(4,135)	(1,601)	5,594	1,434
	$ 6,198	$ 7,409	$ (583)	$ (1,121)

(additional financial information follows)

Supplementary Segmented Financial Information
(in thousands of United States dollars) (Unaudited)

For the quarter ended Dec 31, 2010				For the quarter ended Dec 31, 2009
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 145,095	$ (1,669)	101.1	LTL	$ 134,705	$ (2,618)	101.9
SCO	$ 26,481	$ 2,140	91.9	SCO	$ 21,465	$ 1,927	91.0

For the twelve months ended Dec 31, 2010				For the twelve months ended Dec 31, 2009
	Revenue	Inc. from Operations	OR%		Revenue	Inc. from Operations	OR%
LTL	$ 581,594	$ 4,570	99.2	LTL	$ 519,215	$ (2,648)	100.5
SCO	$ 90,962	$ 6,899	92.4	SCO	$ 76,106	$ 5,480	92.8

LTL SEGMENT – Statistical Information
(Unaudited)
For the quarter ended Dec 31, 2010
($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$ 145,095	* 6.2%
No. of Shipments	959,905	4.8%
Weight (000's lbs)	1,418,946	1.4%
Revenue per shipment	$ 151.16	* 1.3%
Revenue per CWT	$ 10.23	* 4.7%

For the twelve months ended Dec 31, 2010
($U.S.)	LTL Division	Q. over Q. % Change
Revenue (000's)	$ 581,594	* 9.1%
No. of Shipments	3,946,952	6.5%
Weight (000's lbs)	5,867,822	6.8%
Revenue per shipment	$ 147.35	* 2.5%
Revenue per CWT	$ 9.91	* 2.2%
* All % changes have been normalized for the impact of foreign exchange fluctuation, period over period

Non-GAAP Measures

	Three months ended Dec 31,	Twelve months ended Dec 31,

	2010	2010
Net loss from continuing operations	$ (40,208)	$ (38,049)
Tax Valuation allowance from continuing operations	38,879	38,879
Adjusted net income (loss) from continuing operations	(1,329)	830

Weighted average shares outstanding:
Basic	16,299,643	16,277,522
Diluted	16,299,643	16,361,547

Adjusted basic and diluted income (loss) per share from continuing operations	(0.08)	0.05
CONTACT: Richard Gaetz, President/CEO
         Sean Washchuk, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664